Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-72086, 33-86040, 333-05643, 333-56215, 333-42708, 333-101037, 333-107317, 333-119262, 333-145156 and 333-154797 on Form S-8 of our reports dated March 30, 2011, relating to the consolidated financial statements of The Talbots, Inc., and the effectiveness of The Talbots, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Talbots, Inc. for the year ended January 29, 2011.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 30, 2011